Exhibit 99.1
Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following is a discussion and analysis of our financial position and results of operations for each of the three years in the period ended December 31, 2013. This commentary should be read in conjunction with our consolidated financial statements and the notes thereto appearing under “Item 8: Financial Statements and Supplementary Data.”
Executive Overview
Recent Developments
On April 14, 2014, we entered into a Master Acquisition Agreement (the “Acquisition Agreement”) with Zebra Technologies Corporation to sell our Enterprise business for $3.45 billion in cash. Certain assets of the Enterprise business will be excluded from the transaction and retained by us, including our iDEN business, and other assets and certain liabilities as specified in the Acquisition Agreement. The transaction is expected to close by the end of 2014. As a result of the pending sale, we have reported the Enterprise business as a discontinued operation in our consolidated financial statements and footnotes for all periods presented.
As a result of the reclassification of the Enterprise business to discontinued operations, we now have two segments: Products and Services. We have updated all periods presented to reflect this change in presentation.
Our Business
We are a leading provider of mission-critical communication infrastructure, devices, software and services. Our products and services help government, public safety and commercial customers improve their operations through increased effectiveness and efficiency of their mobile workforces. Our customers benefit from our global footprint and thought leadership, with sales in more than 100 countries, an industry leadership position, an unmatched portfolio of products and services and a strong patent portfolio.
We conduct our business globally and manage it by two segments:
Products: The Products segment offers an extensive portfolio of network infrastructure, devices, system software and applications for the public safety, hospitality, education, manufacturing, transportation, utilities, mining and retail industries, including our:  (i) “ASTRO” products, which meet the Association of Public Safety Communications Officials Project 25 standard, (ii) “Dimetra” products which meet the European Telecommunications Standards Institute Terrestrial Trunked Radio “TETRA” standard, (iii) Professional and Commercial Radio (“PCR”) products, (iv) integrated digital enhanced network (“iDEN”) products, and (v) broadband technology products, such as Long-Term Evolution (“LTE”). In addition, the Products segment offers smart public safety solutions including computer-aided dispatch, records systems, data management systems and Real Time Crime Center solutions. In 2013, the segment’s net sales were $4.1 billion, representing 66% of our consolidated net sales.
Services: The Services segment has a full breadth of service offerings for both public safety and private communication networks including: (i) Integration services, (ii) Lifecycle Management and Support services, (iii) Managed services, and (iv) Solutions services. Integration services includes implementation, optimization, and integration of networks, devices, and applications.  Lifecycle Management and Support services includes lifecycle planning, upgrades, call center, network monitoring, and repair services.  Managed services includes managing customer networks at defined services levels. Solutions services includes integration of hardware and software to meet customer needs. In 2013, the segment’s net sales were $2.1 billion, representing 34% of our consolidated net sales.
What were our 2013 financial results?

•	Net sales were $6.2 billion in 2013 compared to $6.3 billion in 2012.

•	Operating earnings were $947 million in 2013, compared to $920 million in 2012. Operating margin was 15.2% of net sales in 2013, compared to 14.7% of net sales in 2012.

•
Earnings from continuing operations were $933 million, or $3.45 per diluted common share, including a tax benefit that had a $1.25 per diluted earnings per share impact, in 2013, compared to $670 million, or $2.25 per diluted common share, in 2012.

•	Cash from operating activities was $555 million in 2013, compared to $674 million in 2012.

•	We provided $1.7 billion in cash to shareholders through share repurchases and $292 million in cash dividends during 2013.

•	We issued $600 million of 3.50% senior notes due 2023 in the first quarter of 2013.

What were the financial results for our two segments in 2013?

•
In the Products segment: Net sales were $4.1 billion in 2013, a decrease of $127 million, or 3%, compared to $4.2 billion in 2012. On a geographic basis, net sales decreased in North America, Latin America and Asia Pacific and Middle East ("APME") and increased in Europe and Africa ("EA") compared to 2012. Operating earnings were $639 million in 2013, compared to $656 million in 2012. Operating margin improved in 2013 to 15.6% from 15.5% in 2012.

•
In the Services segment: Net sales were $2.1 billion in 2013, an increase of $85 million, or 4%, compared to $2.0 billion in 2012. On a geographic basis, net sales increased in North America, Latin America and EA and decreased in APME, compared to 2012. Operating earnings were $308 million in 2013, compared to $264 million in 2012. Operating margin increased in 2013 to 14.5% from 13.0% in 2012.

Results of Operations

	Years ended December 31
(Dollars in millions, except per share amounts)	2013	% of Sales **	2012	% of Sales **	2011	% of Sales **
Net sales from products	$4,109		$4,236		$3,901
Net sales from services	2,118		2,033		1,837
Net sales	6,227		6,269		5,738
Costs of product sales	1,808	44.0%	1,795	42.4%	1,697	43.5%
Costs of services sales	1,310	61.9%	1,280	63.0%	1,114	60.6%
Costs of sales	3,118	50.1%	3,075	49.1%	2,811	49.0%
Gross margin	3,109	49.9%	3,194	50.9%	2,927	51.0%
Selling, general and administrative expenses	1,330	21.4%	1,472	23.5%	1,422	24.8%
Research and development expenditures	761	12.2%	790	12.6%	778	13.6%
Other charges	71	1.1%	12	0.2%	129	2.2%
Operating earnings	947	15.2%	920	14.7%	598	10.4%
Other income (expense):
Interest expense, net	(113)	(1.8)%	(66)	(1.1)%	(74)	(1.3)%
Gains on sales of investments and businesses, net	37	0.6%	26	0.4%	23	0.4%
Other	9	0.1%	1	—%	(66)	(1.2)%
Total other expense	(67)	(1.1)%	(39)	(0.6)%	(117)	(2.0)%
Earnings from continuing operations before income taxes	880	14.1%	881	14.1%	481	8.4%
Income tax expense (benefit)	(59)	(0.9)%	211	3.4%	(95)	(1.7)%
Earnings from continuing operations	939	15.1%	670	10.7%	576	10.0%
Less: Earnings (loss) attributable to noncontrolling interests	6	0.1%	—	—%	(6)	(0.1)%
Earnings from continuing operations*	933	15.0%	670	10.7%	582	10.1%
Earnings from discontinued operations, net of tax	166	2.7%	211	3.4%	576	10.0%
Net earnings*	$1,099	17.6%	$881	14.1%	$1,158	20.2%
Earnings per diluted common share*:
Continuing operations	$3.45		$2.25		$1.71
Discontinued operations	0.61		0.71		1.70
Earnings per diluted common share*	$4.06		$2.96		$3.41
*    Amounts attributable to Motorola Solutions, Inc. common shareholders.
**    Percentages may not add due to rounding.

Geographic market sales, measured by the locale of the end customer, as a percent of total net sales for 2013, 2012 and 2011 are as follows:
Geographic Market Sales by Locale of End Customer

	2013	2012	2011
North America	63%	62%	60%
Latin America	8%	9%	11%
EA	16%	14%	14%
APME	13%	15%	15%
	100%	100%	100%
Results of Operations—2013 Compared to 2012
Net Sales
Net sales were $6.2 billion in 2013 compared to $6.3 billion in 2012. The slight decrease in net sales reflects a $127 million, or 3%, decrease in the Products segment driven by: (i) a decrease in PCR sales, due to lower sales as a result of the narrowbanding initiative in 2012, and (ii) lower iDEN sales, partially offset by an $85 million, or 4%, increase in the Services segment driven by an increase in Integration and Lifecycle Management and Support services.
Gross Margin
Gross margin was $3.1 billion, or 49.9% of net sales in 2013, compared to $3.2 billion, or 50.9% of net sales, in 2012. The decrease in gross margin percentage was driven primarily by: (i) lower iDEN equipment sales and (ii) the overall mix between Products and Services sales.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses decreased 10% to $1.3 billion, or 21.4% of net sales in 2013, compared to $1.5 billion, or 23.5% of net sales in 2012. The decrease in SG&A is primarily driven by: (i) a number of structural cost improvements, including defined benefit expenses, and (ii) decreases in variable compensation expenses.
Research and Development Expenditures
R&D expenditures decreased 4% to $761 million, or 12.2% of net sales in 2013, compared to $790 million, or 12.6% of net sales in 2012. The decrease in R&D expenditures is primarily due to: (i) reduced compensation expenses and (ii) reduced spending in certain development programs, such as iDEN.
Other Charges
We recorded net charges of $71 million in Other charges in 2013, compared to net charges of $12 million in 2012. The charges in 2013 included: (i) $70 million of net reorganization of business charges and (ii) $1 million of charges relating to amortization of intangibles. The charges in 2012 primarily included $27 million of charges relating to reorganization of business charges, partially offset by $16 million of income related to a legal matter. The net reorganization of business charges are discussed in further detail in the “Reorganization of Businesses” section.
Net Interest Expense
Net interest expense was $113 million in 2013, compared to net interest expense of $66 million in 2012. Net interest expense in 2013 included interest expense of $132 million, partially offset by interest income of $19 million. Net interest expense in 2012 included interest expense of $108 million, partially offset by interest income of $42 million. The increase in net interest expense in 2013 compared to 2012 is primarily attributable to: (i) higher interest expense driven by an increase in average debt outstanding and $5 million of income tax-related interest charges and (ii) a decrease in interest income due to lower average cash and cash equivalents during 2013 compared to 2012.

Gains on Sales of Investments and Businesses
Gains on sales of investments and businesses were $37 million in 2013, compared to $26 million in 2012. These gains consist of gains on the sale of multiple equity investments in both 2013 and 2012.
Other
Net Other income was $9 million in 2013, compared to net Other income of $1 million in 2012. The net Other income in 2013 was primarily comprised of: (i) $10 million of equity method investment earnings and (ii) $11 million of other non-operating gains, partially offset by: (i) a $9 million loss on foreign currency and (ii) investment impairments of $3 million. The net Other income in 2012 was primarily comprised of: (i) $3 million of equity method investment earnings and (ii) $9 million of other non-operating gains, partially offset by: (i) $6 million loss from the extinguishment of debt and (ii) investment impairments of $4 million.
Effective Tax Rate
We recorded $59 million of net tax benefit in 2013, resulting in a negative effective tax rate, compared to $211 million of net tax expense in 2012, resulting in an effective tax rate of 24%. Our effective tax rate in 2013 was favorably impacted by: (i) $337 million of net tax benefit, or $1.25 of diluted earnings per share from continuing operations, associated with excess foreign tax credits, (ii) a $25 million reduction in our deferred tax liability for undistributed foreign earnings primarily due to our assertion that certain earnings are now permanently reinvested, and (iii) a $9 million tax benefit for prior year R&D tax credits. The tax benefit associated with the excess foreign tax credits relates to the earnings of certain non-U.S. subsidiaries reorganized under our holding company structure implemented during 2013. Our effective tax rate in 2013 was unfavorably impacted by a $20 million tax charge associated with the liquidation of the Sigma Fund, as discussed within "Liquidity and Capital Resources."
Our effective tax rate in 2012 was lower than the U.S. statutory tax rate of 35% primarily due to: (i) a $60 million tax benefit related to the reversal of a significant portion of the valuation allowance established on certain foreign deferred tax assets and (ii) a $13 million reduction in unrecognized tax benefits for facts that then indicated the extent to which certain tax positions were more-likely-than-not of being sustained.
Our effective tax rate will change from period to period based on non-recurring events, such as the settlement of income tax audits, changes in valuation allowances and the tax impact of significant unusual or extraordinary items, as well as recurring factors including changes in the geographic mix of income and effects of various global income tax strategies.
Earnings from Continuing Operations Attributable to Motorola Solutions, Inc.
We had net earnings from continuing operations attributable to Motorola Solutions, Inc. of $933 million, or $3.45 per diluted share, in 2013, compared to $670 million, or $2.25 per diluted share, in 2012.
The increase in net earnings from continuing operations attributable to Motorola Solutions Inc. in 2013, as compared to 2012, was primarily driven by: (i) a lower effective tax rate due to the $337 million net tax benefit associated with foreign tax credits and (ii) decreased defined benefit expenses of over $100 million, partially offset by: (i) a $85 million decrease in gross margin, (ii) a $43 million increase in reorganization of business charges, and (iii) a $47 million increase in net interest expense. The increase in earnings per diluted share from continuing operations was driven by higher net earnings as well as the reduction in shares outstanding as a result of our share repurchase program.
Earnings from Discontinued Operations
In 2013, we had $166 million in earnings from discontinued operations, net of tax, or $0.61 per diluted share, compared to $211 million of earnings from discontinued operations, net of tax, or $0.71 per diluted share, in 2012. The earnings from discontinued operations in 2013 and 2012 were primarily from the Enterprise business. The decrease from 2012 to 2013 is primarily related to an increase in amortization of intangible assets, as a result of the purchase of Psion at the end of 2012.
Results of Operations—2012 Compared to 2011
Net Sales
Net sales were $6.3 billion in 2012, a 9% increase compared to net sales of $5.7 billion in 2011. The increase in net sales reflects: (i) a $335 million, or 9% increase in net sales in the Products segment driven by ASTRO and PCR sales reflecting higher device sales as a result of the narrowbanding initiative, partially offset by a decrease in iDEN sales and (ii) a $196 million, or 11% increase in net sales in the Services segment driven by Integration and Lifecycle Management and Support services.

Gross Margin
Gross margin was $3.2 billion, or 50.9% of net sales in 2012, compared to $2.9 billion, or 51.0% of net sales, in 2011. The slight decrease in gross margin percentage was primarily driven by: (i) lower iDEN equipment sales and (ii) a decrease in gross margin percentage in our Services segment, as a result of an increase in Integration services, which are typically lower margin than our Lifecycle Management and Support services.
Selling, General and Administrative Expenses
Selling, general and administrative (“SG&A”) expenses increased 4% to $1.5 billion, or 23.5% of net sales in 2012, compared to $1.4 billion, or 24.8% of net sales in 2011. The increase in SG&A expenses is driven by: (i) an increase in defined benefit and (ii) employee benefit-related expenses, including incentives.
Research and Development Expenditures
R&D expenditures increased 2% to $790 million, or 12.6% of net sales in 2012, compared to $778 million, or 13.6% of net sales in 2011. The increase in R&D expenditures reflects higher R&D expenditures in both segments, primarily due to: (i) an increase in employee benefit-related expenses and (ii) increased investment in next-generation technologies.
Other Charges
We recorded net charges of $12 million in Other charges in 2012, compared to net charges of $129 million in 2011. The charges in 2012 primarily included $27 million of charges relating to reorganization of business charges, partially offset by $16 million of income related to a legal matter. The charges in 2011 included: (i) $88 million of net charges relating to legal matters, (ii) $35 million of net reorganization of business charges, (iii) $10 million related to a long-term financing receivable reserve, and (iv) $5 million related to amortization of intangibles, partially offset by $9 million in gains related to pension plan adjustments. The net reorganization of business charges are discussed in further detail in the “Reorganization of Businesses” section.
Net Interest Expense
Net interest expense was $66 million in 2012, compared to net interest expense of $74 million in 2011. Net interest expense in 2012 included interest expense of $108 million, partially offset by interest income of $42 million. Net interest expense in 2011 included interest expense of $132 million, partially offset by interest income of $58 million. The decrease in net interest expense in 2012 compared to 2011 is primarily attributable to lower interest expense driven by lower average debt outstanding, partially offset by a decrease in interest income due to lower average cash and cash equivalents during 2012 compared to 2011.
Gains on Sales of Investments and Businesses
Gains on sales of investments and businesses were $26 million in 2012, compared to $23 million in 2011. In 2012 the gains related to the sale of multiple equity investments, compared to 2011 where $17 million consisted of gains on the sale of multiple equity investments and $6 million related to gains on the sale of businesses.
Other
Net Other income was $1 million in 2012, compared to net Other expense of $66 million in 2011. The net Other income in 2012 was primarily comprised of: (i) $3 million of equity method investment earnings and (ii) $9 million of other non-operating gains, partially offset by: (i) $6 million loss from the extinguishment of debt and (ii) investment impairments of $4 million. The net Other expense in 2011 was primarily comprised of: (i) an $81 million loss from the extinguishment of a portion of our outstanding long-term debt and (ii) $4 million of investment impairments, and (iii) $3 million of other non-operating losses, partially offset by: (i) $12 million of equity method investment earnings and (ii) a $10 million foreign currency gain.
Effective Tax Rate
We recorded $211 million of net tax expense in 2012, resulting in an effective tax rate of 24%, compared to a $95 million net tax benefit in 2011, resulting in a negative effective tax rate. Our effective tax rate in 2012 was lower than the U.S. statutory tax rate of 35% primarily due to: (i) a $60 million tax benefit related to the reversal of a significant portion of the valuation allowance established on certain foreign deferred tax assets and (ii) a $13 million reduction in unrecognized tax benefits for facts that then indicated the extent to which certain tax positions were more-likely-than-not of being sustained. Our negative effective tax rate in 2011 was primarily due to: (i) a $274 million tax benefit related to the reversal of a significant portion of the valuation allowance established on U.S. deferred tax assets and (ii) reductions in unrecognized tax benefits for facts that then indicated the extent to which certain tax positions were more-likely-than-not of being sustained, partially offset by an increase in the U.S. federal income tax accrual for undistributed foreign earnings.

Earnings from Continuing Operations Attributable to Motorola Solutions, Inc.
We had net earnings from continuing operations attributable to Motorola Solutions, Inc. of $670 million, or $2.25 per diluted share, in 2012, compared to $582 million, or $1.71 per diluted share, in 2011.
The increase in earnings from continuing operations attributable to Motorola Solutions, Inc. in 2012 compared to 2011 was primarily attributable to: (i) a $267 million increase in gross margin, (ii) a $117 million decrease in Other charges related to lower legal charges of $88 million, lower reorganization of business charges of $12 million, lower intangible asset amortization of $4 million, and a one-time net income from legal matters of $16 million in 2012, and (iii) lower Other expenses primarily due to a loss on extinguishment of debt incurred in 2011 of $81 million. These positive impacts on earnings from continuing operations were partially offset by an increase in income tax expense in 2012 due to a $274 million benefit for the valuation allowance reversal recorded in 2011. The increase in earnings per diluted share from continuing operations was primarily due to higher earnings as well as the reduction in shares outstanding as a result of our share repurchase program.
Earnings from Discontinued Operations
After taxes, we had earnings from discontinued operations of $211 million, or $0.71 per diluted share, in 2012, compared to earnings from discontinued operations of $576 million, or $1.70 per diluted share, in 2011. The earnings from discontinued operations in 2012 were primarily from the operations of the Enterprise business and the earnings from discontinued operations in 2011 consisted of: (i) $371 million related the Networks business sold in 2011, (ii) $164 million related to the Enterprise business, and (iii) $48 million related to the Wireless Broadband businesses sold in 2011, partially offset by an $8 million loss recorded on the amateur marine radio business sold in 2012.

Segment Information
The following commentary should be read in conjunction with the financial results of each operating business segment as detailed in Note 12, “Information by Segment and Geographic Region,” to our consolidated financial statements. Net sales and operating results for our two segments for 2013, 2012, and 2011 are presented below.
Products Segment
In 2013, the Products segment’s net sales represented 66% of our consolidated net sales, compared to 68% in 2012 and 2011.

	Years ended December 31			Percent Change
(Dollars in millions)	2013	2012	2011	2013—2012	2012—2011
Segment net sales	$4,109	$4,236	$3,901	(3)%	9%
Operating earnings	639	656	338	(3)%	94%
Segment Results—2013 Compared to 2012
In 2013, the segment’s net sales were $4.1 billion, a 3% decrease compared to 2012. The 3% decrease in net sales in the Products segment primarily reflects a decrease in sales of iDEN equipment year over year. In addition, our sales of PCR declined coming off of a record sales year in 2012 driven by the narrowbanding initiative. On a geographic basis, net sales declined in all regions except EA, compared to 2012. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 63% of the segment’s net sales in both 2013 and 2012. North America showed continued strength in sales to state and local governments; however, federal sales declined partially due to sequestration and the government shutdown in October 2013. EA showed strong growth driven by infrastructure sales. The segment’s backlog was $1.1 billion at December 31, 2013 and $1.6 billion at December 31, 2012.
The segment had operating earnings of $639 million in 2013, compared to operating earnings of $656 million in 2012. As a percentage of net sales in 2013 as compared to 2012, gross margin was down 1% and SG&A and R&D expenditures decreased. The decrease in operating earnings was primarily due to an increase in Other charges as a result of increased reorganization of business charges in 2013 as compared to 2012, partially offset by a decrease in SG&A expenses as a result of lower variable compensation expenses and reduced defined benefit plan expenses.
Segment Results—2012 Compared to 2011
In 2012, the segment’s net sales were $4.2 billion, a 9% increase compared to net sales of $3.9 billion in 2011. The 9% increase in net sales in the Products segment reflects growth in both subscribers and infrastructure across the product portfolio, partially offset by a decrease in iDEN equipment sales. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 63% of the segment’s net sales, benefiting from the narrowbanding initiative, in 2012 and 59% in 2011. The segment’s backlog was $1.6 billion at December 31, 2012 and December 31, 2011.
The segment had operating earnings of $656 million in 2012, compared to operating earnings of $338 million in 2011.

The increase in operating earnings was primarily due to: (i) an increase in gross margin, driven by the 9% increase in net sales and (ii) a decline in Other charges, driven by lower charges for legal matters and reorganization of business in 2012 as compared to 2011. As a percentage of net sales in 2012 as compared to 2011, gross margin increased slightly and operating leverage increased primarily due to the 9% increase in net sales while improving the segment's fixed cost structure.
Services Segment
In 2013, the Services segment’s net sales represented 34% of our consolidated net sales, compared to 32% in 2012 and 2011.

	Years ended December 31			Percent Change
(Dollars in millions)	2013	2012	2011	2013—2012	2012—2011
Segment net sales	$2,118	$2,033	$1,837	4%	11%
Operating earnings	308	264	260	17%	2%
Segment Results—2013 Compared to 2012
In 2013, the segment’s net sales were $2.1 billion, a 4% increase compared to 2012. The 4% increase in net sales in the Services segment was due to increased Integration services associated with new and replacement systems. On a geographic basis, all regions increased with the exception of APME, compared to 2012. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 61% of the segment’s net sales in 2013 and 2012. The segment’s backlog was $4.3 billion at December 31, 2013, compared to $3.4 billion at December 31, 2012.
The segment had operating earnings of $308 million in 2013, compared to operating earnings of $264 million in 2012. As a percentage of net sales in 2013 as compared to 2012, gross margin was slightly higher, SG&A expenditures decreased, and R&D expenditures decreased. The increase in operating earnings was primarily due to: (i) an increase in gross margin as a result of higher margin Integration projects and (ii) decreases in SG&A expenses as a result of lower variable compensation expenses and reduced defined benefit plan expenses, partially offset by higher Other charges as a result of higher reorganization of business charges.
Segment Results—2012 Compared to 2011
In 2012, the segment’s net sales were $2.0 billion, an 11% increase compared to net sales of $1.8 billion in 2011. The 11% increase in net sales in the Services segment reflects a double-digit increase in Integration services as well as a single-digit increase in Lifecycle Management and Support services as a result of new and refreshed system sales. On a geographic basis, all regions increased. Net sales in North America continued to comprise a significant portion of the segment’s business, accounting for approximately 61% of the segment’s net sales in 2012, and approximately 63% in 2011. The segment’s backlog was $3.4 billion at December 31, 2012, compared to $3.0 billion at December 31, 2011.
The segment had operating earnings of $264 million in 2012, an increase of 2% compared to operating earnings of $260 million in 2011. The increase in operating earnings was primarily due to a decrease in Other charges as a result of a decline in reorganization of business charges and less net charges for legal matters that occurred in 2012, as compared to 2011. As a percentage of net sales in 2012 as compared to 2011, gross margin decreased primarily related to mix as more Integration services and Lifecycle Management and Support services were recognized into revenue, while iDEN services declined, and operating leverage increased due to the 11% increase in net sales.

Reorganization of Businesses
During 2013, we implemented various productivity improvement plans aimed at continuing operating margin improvements by driving efficiencies and reducing operating costs. In 2013, we recorded net reorganization of business charges of $133 million relating to the separation of 2,200 employees, of which 1,400 were indirect employees and 800 were direct employees. Of these charges, $47 million related to discontinued operations. The remaining $86 million of charges in earnings from continuing operations included $16 million recorded to Cost of sales and $70 million recorded to Other charges. Included in the aggregate $86 million are charges of: (i) $94 million for employee separation costs and (ii) $2 million for exit costs, partially offset by $10 million of reversals for accruals no longer needed.
We realized cost-saving benefits of approximately $21 million in 2013 from the plans that were initiated during 2013, primarily in operating expenses. Beyond 2013, we expect the reorganization plans initiated during 2013 to provide annualized cost savings of approximately $103 million, consisting of $19 million of savings in Cost of sales, and $84 million of savings in operating expenses. These cost savings include reduced payroll or other operating expenses; however, as we continue to outsource manufacturing and other functions, these cost savings may not be realizable as variable outsourced manufacturing and other activities increase.
During 2012, we recorded net reorganization of business charges of $50 million relating to the separation of 1,000 employees, of which 700 were indirect employees and 300 were direct employees. Of these charges, $17 million related to discontinued operations. The remaining $33 million of charges in earnings from continuing operations included $6 million recorded to Cost of sales and $27 million recorded to Other charges. Included in the aggregate $33 million are charges of: (i) $35 million for employee separation costs and (ii) $5 million for building impairments, partially offset by $7 million for reversals of accruals no longer needed.
During 2011, we recorded net reorganization of business charges of $58 million relating to the separation of 900 employees, of which 600 were indirect employees and 300 were direct employees. Of these charges, $18 million related to discontinued operations. The remaining $40 million of charges in earnings from continuing operations included $5 million recorded to Cost of sales and $35 million recorded to Other charges. Included in the aggregate $40 million are charges of: (i) $28 million for employee separation costs and (ii) $13 million for exit costs, partially offset by $1 million of reversals for accruals no longer needed.
The following table displays the net charges incurred by business segment:

Years ended December 31	2013	2012	2011
Products	$57	$22	$27
Services	29	11	13
	$86	$33	$40
Cash payments for exit costs and employee separations in connection with these reorganization plans were $59 million,$55 million, and $81 million in 2013, 2012, and 2011, respectively. The cash payments included $20 million in 2013, $20 million in 2012, and $28 million in 2011 related to employees of discontinued operations. The $109 million reorganization of businesses accrual remaining at December 31, 2013, includes: (i) $103 million relating to employee separation costs that are expected to be paid primarily in 2014 and (ii) $6 million relating to lease termination obligations that are expected to be paid over a number of years. As part of the sale of its Enterprise business, the Company retains the reorganization of business charges accruals and the responsibility to pay affected employees for those charges incurred prior to the closing of the sale of the Enterprise business.

Liquidity and Capital Resources
We decreased our total cash and cash equivalent balances, Sigma Fund, and short-term investments by $376 million from $3.6 billion as of December 31, 2012 to $3.2 billion as of December 31, 2013. This decrease was primarily due to the return of $2.0 billion of capital to shareholders through share repurchases and dividends paid during 2013, partially offset by: (i) $555 million of operating cash flow, (ii) $593 million of net proceeds from the issuance of debt and (iii) $365 million of cash generated from discontinued operations.
Cash and Cash Equivalents
At December 31, 2013, our cash and cash equivalents (which are highly-liquid investments purchased with an original maturity of three months or less) were $3.2 billion, an increase of $1.8 billion, compared to $1.5 billion at December 31, 2012. The increase in cash and cash equivalents is primarily due to the liquidation of the Sigma Fund which had a balance of $2.1 billion at December 31, 2012. At December 31, 2013, $1.8 billion of the $3.2 billion cash and cash equivalents balance was held in the U.S. and $1.4 billion was held in other countries (including $732 million in the United Kingdom). At both December 31, 2013 and December 31, 2012, restricted cash was $63 million.
We continue to analyze and review various repatriation strategies to efficiently repatriate cash. In 2013, we repatriated approximately $777 million in cash to the U.S. from international jurisdictions. At December 31, 2013, we had approximately $450 million of foreign earnings that are not permanently reinvested and may be repatriated without an additional tax charge to our consolidated statements of operations, given the U.S. federal and foreign income tax accrued on the undistributed earnings and the utilization of available foreign tax credits. Undistributed earnings that we intend to reinvest indefinitely, and for which no income taxes have been provided, aggregate to $1.4 billion, $1.0 billion and $1.0 billion at December 31, 2013, 2012 and 2011, respectively. We currently have no plans to repatriate the foreign earnings permanently reinvested.  If circumstances change and it becomes apparent that some or all of the permanently reinvested earnings will be remitted to the U.S. in the foreseeable future, an additional income tax charge may be necessary. During 2013, we made a $150 million cash tax payment, comprised of $87 million for withholding taxes associated with an intercompany foreign dividend and $63 million for previously accrued non-U.S. income taxes associated with the settlement of an income tax audit.
Where appropriate, we may also pursue capital reduction activities; however, such activities can be involved and lengthy. While we regularly repatriate funds, and a portion of offshore funds can be repatriated with minimal adverse financial impact, repatriation of some of these funds may be subject to delay for local country approvals and could have potential adverse cash tax consequences.

On January 4, 2011, the distribution of Motorola Mobility from Motorola Solutions was completed. As part of the distribution, we contributed $3.2 billion of cash and cash equivalents to Motorola Mobility. We had an obligation to fund an additional $300 million, upon receipt of cash distributions as a result of future capital reductions of an overseas subsidiary, of which $225 million was paid during 2011 and $73 million was paid during 2012. These contributions are reflected as financing activities in our consolidated statements of cash flows for the years ended December 31, 2012 and 2011.
Operating Activities
Cash provided by operating activities from continuing operations in 2013 was $555 million, compared to $674 million in 2012 and $366 million in 2011. Operating cash flows in 2013, as compared to 2012, were negatively impacted by: (i) higher cash tax payments, including Indian tax deposits of $43 million and (ii) lower collections and sales of long-term receivables, including receivables related to the Networks divestiture that were retained after the sale and sold or collected in 2012, partially offset by approximately $190 million of lower defined benefit plan contributions.  Operating cash flows in 2012, as compared to 2011, were positively impacted by: (i) increased sales and the expansion of operating margins, (ii) a $149 million decrease in contributions to our pension plans, and (iii) improvements in our working capital management, including approximately $100 million of sold or collected long-term receivables related to the Networks divestiture that were retained after the sale.
In the first quarter of 2013, the Indian rupee equivalent of $43 million was seized by the Indian tax authorities from our Indian subsidiary related to Indian income tax and interest assessments currently under review by the Indian and U.S. Competent Authorities. As a result of our appeals, the Supreme Court of India directed the Indian tax authorities to refund the full amount of cash seized and such refund was received by our Indian subsidiary on January 17, 2014.
We contributed $150 million, $340 million, and $489 million to our U.S. pension plans during 2013, 2012, and 2011 respectively. In addition, we contributed $32 million, $31 million, and $38 million to our non-U.S. pension plans during 2013, 2012, and 2011, respectively.
Our pension deficit is impacted by the volatility of corporate bond rates which are used to determine the plan discount rate as well as returns on the pension plan asset portfolio. The discount rate used to measure the U.S. liability at the end of 2013 was 5.15%, compared to 4.35% in the prior year. As a result of the increase in the discount rate, net of contributions and other factors, our total underfunded U.S. pensions at year end decreased to approximately $1.2 billion. As of December 31, 2013, changing the U.S. pension plans discount rate by one percentage point would change the U.S. pension plans net periodic pension cost in 2014 as follows:

	1% Point Increase	1% Point Decrease
Increase (decrease) in:
U.S. pension plan net periodic pension costs	$(11)	$9
Investing Activities
Net cash provided by investing activities from continuing operations was $2.0 billion in 2013, compared to $970 million in 2012 and $2.5 billion in 2011. The $1.1 billion increase in net cash provided by investing activities from 2012 to 2013 was primarily due to a $1.1 billion increase in proceeds from sales of Sigma Fund investments, which we exited in the fourth quarter of 2013. The $1.5 billion decrease in net cash provided by investing activities from 2011 to 2012 was primarily due to: (i) a $1.2 billion decrease in cash received from sales of investments and businesses relating to the sale of the Networks business and (ii) a $439 million decrease in proceeds from net sales of Sigma Fund investments.
Sigma Fund: Prior to December 2013, we invested most of our U.S. dollar-denominated cash in a fund (the “Sigma Fund”) that was managed by independent investment management firms under specific investment guidelines restricting the type of investments held and their time to maturity. In December 2013, we completed the liquidation of the Sigma Fund and migrated the international U.S dollar-denominated cash to a U.S. dollar cash pool invested in U.S. dollar prime money market funds. The creation of the international cash pool enhances our flexibility to fund global operations. These money market funds are classified as Cash and cash equivalents within the consolidated balance sheets as of December 31, 2013. We had net proceeds of $2.1 billion from sales of Sigma Fund investments in 2013, compared to $1.1 billion in net proceeds from sales of Sigma Fund investments in 2012 and $1.5 billion from sales of Sigma Fund investments in 2011.
As of December 31, 2012, we had investments in the Sigma Fund of $2.1 billion (including $1.0 billion held outside the U.S.) which was invested in cash and U.S. government, agency, and government-sponsored enterprise obligations.
Acquisitions and Investments: We used cash of $57 million for acquisitions and new investment activities in 2013, compared to receiving cash of $83 million in 2012 and the use of $4 million in 2011. The cash used in 2013 was for the acquisition of a communications software provider in push-to-talk-over-broadband applications for a purchase price, net of cash acquired, of $36 million, and other small strategic investments. The cash received in 2012 was primarily for the agreement with Nokia Siemens Networks ("NSN") to take over responsibility to implement Norway´s TETRA public safety network, offset by other small strategic investments. The cash used in 2011 was for small strategic investments.
Capital Expenditures: Capital expenditures were $169 million in 2013, compared to $170 million in 2012, and $165 million in 2011. Capital spending in 2013 was primarily driven by updating our information technology infrastructure, facility renovations, and building out factory lines for new product introductions.
Sales of Property, Plant, and Equipment: We had $66 million of proceeds related to the sale of property, plant, and equipment in 2013, compared to $40 million in 2012 and $6 million in 2011. The proceeds in all periods were primarily comprised of sales of buildings and land.
Sales of Investments and Businesses: We received $61 million of proceeds in 2013 compared to disbursements of $58 million in 2012 and proceeds of $1.1 billion in 2011. The $61 million of proceeds received in 2013 were primarily comprised of proceeds from sales of equity investments. The $58 million of disbursements in 2012 were primarily comprised of payments to NSN related to the purchase price adjustment from the sale of the Networks business completed in 2011, partially offset by proceeds from sales of certain of our equity investments. The $1.1 billion in proceeds in 2011 were primarily comprised of net proceeds received in connection with the sales of: (i) the Networks business, (ii) the Wireless Broadband businesses, (iii) certain of our equity investments, and (iv) the Israel-based module business.
Financing Activities
Net cash used for financing activities was $842 million in 2013 compared to $2.1 billion in 2012 and $5.1 billion in 2011. Cash used for financing activities in 2013 was primarily comprised of: (i) $1.7 billion used for purchases of our common stock under our share repurchase program and (ii) $292 million of cash used for the payment of dividends, partially offset by: (i) $593 million of net proceeds from the issuance of debt, (ii) $365 million of distributions received from discontinued operations, and (iii) $165 million of net proceeds from the issuance of common stock in connection with our employee stock option and employee stock purchase plans.
Cash used for financing activities in 2012 was primarily comprised of: (i) $2.4 billion used for purchases of our common stock under our share repurchase program, (ii) $413 million of cash used for the repayment of debt, and (iii) $270 million of cash used for the payment of dividends, partially offset by: (i) $747 million of net proceeds from the issuance of debt, (ii) $217 million of distributions received from discontinued operations, and (iii) $133 million of net cash received from the issuance of common stock in connection with our employee stock option and employee stock purchase plans.
Cash used for financing activities in 2011 was primarily comprised of: (i) $3.4 billion of contributions to Motorola Mobility, (ii) $1.2 billion used for repayment of long-term debt, (iii) $1.1 billion of cash used for purchases of common stock under our share repurchase program, and (iv) $72 million of cash used for payment of dividends, partially offset by: (i) $492 million of distributions received from discontinued operations and (ii) $192 million of net cash received from the issuance of common stock in connection with our employee stock option and employee stock purchase plans.
Current and Long-Term Debt:  At both December 31, 2013 and December 31, 2012, our current portion of long-term debt was $4 million. We had outstanding long-term debt of $2.5 billion and $1.9 billion at December 31, 2013 and December 31, 2012 respectively.
During 2013, we issued an aggregate face principal amount of $600 million of 3.50% Senior Notes due March 1, 2023, recognizing net proceeds of $588 million, after debt discount and issuance costs.
During 2012, we issued an aggregate face principal amount of $750 million of 3.75% Senior Notes due May 15, 2022 (the “2022 Senior Notes”).  We also redeemed $400 million aggregate principal amount outstanding of our 5.375% Senior Notes due November 2012 (the “2012 Senior Notes”).  All of the 2012 Senior Notes were redeemed for an aggregate purchase price of approximately $408 million.  This debt was repurchased with a portion of the proceeds from the issuance of the 2022 Senior Notes.
During 2011, we repurchased $540 million of our outstanding long-term debt for a purchase price of $615 million, excluding approximately $6 million of accrued interest. In addition, we repaid the entire $600 million aggregate principal amount due on notes which had reached maturity. The $540 million of long-term debt repurchased included principal amounts of: (i) $196 million of the $314 million then outstanding of the 6.50% Debentures due 2025, (ii) $174 million of the $210 million then outstanding of the 6.50% Debentures due 2028, and (iii) $170 million of the $225 million then outstanding of the 6.625% Senior Notes due 2037. After accelerating the amortization of debt issuance costs and debt discounts, we recognized a loss of approximately $81 million related to this debt tender in Other within Other income (expense) in the consolidated statements of operations.
The three largest U.S. national ratings agencies rate our senior unsecured long-term debt investment grade. We believe that we will be able to maintain sufficient access to the capital markets at our current ratings. Any future disruptions, uncertainty or volatility in the capital markets may result in higher funding costs for us and adversely affect our ability to access funds.

We may, from time to time, seek to retire certain of our outstanding debt through open market cash purchases, privately-negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.
Share Repurchase Program: Through actions taken on July 28, 2011, January 30, 2012, July 25, 2012, and July 22, 2013, the Board of Directors has authorized an aggregate share repurchase amount of up to $7.0 billion of our outstanding shares of common stock (the “share repurchase program”). The share repurchase program does not have an expiration date. As of December 31, 2013, we have used approximately $5.2 billion of the share repurchase authority, including transaction costs, to repurchase shares, leaving approximately $1.8 billion of authority available for future repurchases.
We paid an aggregate of $1.7 billion during 2013, including transaction costs, to repurchase approximately 28.6 million shares at an average price of $59.30 per share. All repurchased shares have been retired.
Payment of Dividends: We paid cash dividends to holders of our common stock of $292 million in 2013, $270 million in 2012, and $72 million in 2011.
During 2011, we paid $8 million of dividends to minority shareholders in connection with subsidiary common stock.
Credit Facilities
As of December 31, 2013, we had a $1.5 billion unsecured syndicated revolving credit facility (the “2011 Motorola Solutions Credit Agreement”) scheduled to expire on June 30, 2014. We must comply with certain customary covenants, including maintaining maximum leverage and minimum interest coverage ratios as defined in the 2011 Motorola Solutions Credit Agreement. We were in compliance with our financial covenants as of December 31, 2013. As of and during the year ended December 31, 2013, we did not borrow under the 2011 Motorola Solutions Credit Agreement.
Contractual Obligations and Other Purchase Commitments
Summarized in the table below are our obligations and commitments to make future payments under long-term debt obligations, lease obligations, purchase obligations and tax obligations as of December 31, 2013.

	Payments Due by Period
(in millions)	Total	2014	2015	2016	2017	2018	Uncertain Timeframe	Thereafter
Long-term debt obligations	$2,457	$20	$5	$6	$406	$6	$—	$2,014
Lease obligations	445	89	64	49	38	30	—	175
Purchase obligations*	24	18	4	2	—	—	—	—
Tax obligations	147	25	—	—	—	—	122	—
Total contractual obligations	$3,073	$152	$73	$57	$444	$36	$122	$2,189
*Amounts included represent firm, non-cancelable commitments.
Lease Obligations:  We lease certain office, factory and warehouse space, land, information technology and other equipment, principally under non-cancelable operating leases. Our future minimum lease obligations, net of minimum sublease rentals, totaled $445 million. Rental expense, net of sublease income, was $51 million in 2013, $45 million in 2012, and $69 million in 2011.
Purchase Obligations:  During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, we enter into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by us or establish the parameters defining our requirements.  In addition, we have entered into software license agreements which are firm commitments and are not cancelable. As of December 31, 2013, we had entered into firm, noncancelable, and unconditional commitments under such arrangements through 2016. The total payments expected to be made under these agreements are $24 million, of which $20 million relate to engineering software and services arrangements and $4 million relate to take or pay obligations from arrangements with suppliers for the sourcing of inventory supplies and materials. We do not anticipate the cancellation of any of our take or pay agreements in the future and estimate that purchases from these suppliers will exceed the minimum obligations during the agreement periods.
Tax Obligations:  We have approximately $147 million of unrecognized income tax benefits relating to multiple tax jurisdictions and tax years. Based on the potential outcome of our global tax examinations, or the expiration of the statute of limitations for specific jurisdictions, it is reasonably possible that the unrecognized tax benefits will change within the next twelve months. The associated net tax impact on the effective tax rate, exclusive of valuation allowance changes, is estimated to be in the range of a $50 million tax charge to a $75 million tax benefit, with cash payments not expected to exceed $25 million.
Commitments Under Other Long-Term Agreements:  We have entered into certain long-term agreements to purchase software, components, supplies and materials from suppliers which are not "take or pay" in nature. Most of the agreements extend for periods of one to three years (three to five years for software). Generally, these agreements do not obligate us to make any purchases, and many permit us to terminate the agreement with advance notice (usually ranging from 60 to 180 days). If we were to terminate these agreements, we generally would be liable for certain termination charges, typically based on work performed and supplier on-hand inventory and raw materials attributable to canceled orders. Our liability would only arise in the event we terminate the agreements for reasons other than “cause.”
We outsource certain corporate functions, such as benefit administration and information technology-related services. These contracts are expected to expire in 2017. Our remaining payments under these contracts are approximately $485 million over the remaining life of the contracts; however, these contracts can be terminated. Termination would result in a penalty substantially less than the remaining annual contract payments. We would also be required to find another source for these services, including the possibility of performing them in-house.
As is customary in bidding for and completing certain projects and pursuant to a practice we have followed for many years, we have a number of performance/bid bonds, standby letters of credit and surety bonds outstanding (collectively, referred to as “Performance Bonds”), primarily relating to projects of the Government segment. These Performance Bonds normally have maturities of multiple years and are standard in the industry as a way to give customers a convenient mechanism to seek resolution if a contractor does not satisfy certain requirements under a contract. Typically, a customer can draw on the Performance Bond only if we do not fulfill all terms of a project contract. If such an occasion occurred, we would be obligated to reimburse the institution that issued the Performance Bond for the amounts paid. In our long history, it has been rare for us to have a Performance Bond drawn upon. At December 31, 2013, outstanding Performance Bonds totaled approximately $808 million, compared to $888 million at December 31, 2012. Any future disruptions, uncertainty, or volatility in bank, insurance or capital markets, or a change in our credit ratings could adversely affect our ability to obtain Performance Bonds and may result in higher funding costs.
Off-Balance Sheet Arrangements:  Under the definition contained in Item 303(a)(4)(ii) of Regulation S-K, we do not have any off-balance sheet arrangements.
Long-term Customer Financing Commitments
Outstanding Commitments:  Certain purchasers of our products and services may request that we provide long-term financing (defined as financing with a term of greater than one year) in connection with the sale of equipment. These requests may include all or a portion of the purchase price of the products and services. Our obligation to provide long-term financing may be conditioned on the issuance of a letter of credit in favor of us by a reputable bank to support the purchaser's credit or a pre-existing commitment from a reputable bank to purchase the long-term receivables from us. We had outstanding commitments to provide long-term financing to third-parties totaling $50 million at December 31, 2013, compared to $41 million at December 31, 2012.
Outstanding Long-Term Receivables:  We had net non-current long-term receivables of $1 million at December 31, 2013, compared to net non-current long-term receivables of $42 million (net of allowances for losses of $10 million) at December 31, 2012. These long-term receivables are generally interest bearing, with interest rates ranging from 2% to 13%.
Sales of Receivables
From time to time, we sell accounts receivable and long-term receivables to third-parties under one-time arrangements while others have been sold to third-parties under committed facilities that involve contractual commitments. We may or may not retain the obligation to service the sold accounts receivable and long-term receivables. We had no significant committed facilities for the sale of long-term receivables at December 31, 2013 or at December 31, 2012.
The following table summarizes the proceeds received from sales of accounts receivable and long-term receivables for the years ended December 31, 2013, 2012, and 2011:

Years ended December 31	2013	2012	2011
Cumulative annual proceeds received from sales:
Accounts receivable sales proceeds	$14	$12	$8
Long-term receivables sales proceeds	131	178	224
Total proceeds from receivable sales	$145	$190	$232
At December 31, 2013, the Company had retained servicing obligations for $434 million of long-term receivables, compared to $375 million of long term receivables at December 31, 2012. Servicing obligations are limited to collection activities of the sales of accounts receivables and long-term receivables.

Adequate Internal Funding Resources
We believe that we have adequate internal resources available to fund expected working capital and capital expenditure requirements for the next twelve months as supported by the level of cash, cash equivalents and short-term investments in the U.S. and the ability to repatriate funds from foreign jurisdictions.
Other Contingencies
Potential Contractual Damage Claims in Excess of Underlying Contract Value:  In certain circumstances, our businesses may enter into contracts with customers pursuant to which the damages that could be claimed by the other party for failed performance might exceed the revenue we receive from the contract. Contracts with these types of uncapped damage provisions are fairly rare, but individual contracts could still represent meaningful risk. There is a possibility that a damage claim by a counterparty to one of these contracts could result in expenses to us that are far in excess of the revenue received from the counterparty in connection with the contract.
Indemnification Provisions:  In addition, we may provide indemnifications for losses that result from the breach of general warranties contained in certain commercial, intellectual property and divestiture agreements. Historically, we have not made significant payments under these agreements, nor have there been significant claims asserted against us. However, there is an increasing risk in relation to intellectual property indemnities given the current legal climate. In indemnification cases, payment by us is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow us to challenge the other party’s claims. In some instances we may have recourse against third-parties for certain payments made by us. Further, our obligations under divestiture agreements for indemnification based on breach of representations and warranties are generally limited in terms of duration, typically not more than 24 months, and for amounts not in excess of a percentage of the contract value.
Legal Matters:  We are a defendant in various lawsuits, claims and actions, which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, liquidity or results of operations. However, an unfavorable resolution could have a material adverse effect on our consolidated financial position, liquidity or results of operations in the periods in which the matters are ultimately resolved.

Forward-Looking Statements
Except for historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements in “Management's Discussion and Analysis,” about: (a) our business strategies and expected results, (b) the sale of our Enterprise business to Zebra Technologies and the timing thereof, including the return of proceeds to shareholders in a timely manner subsequent to the close of the transaction, (c) future payments, charges, use of accruals and expected cost-saving benefits associated with our productivity improvement plans, reorganization of business programs, and employee separation costs, (d) the return of capital to shareholders through dividends and/or repurchasing shares, (e) our ability and cost to repatriate funds, (f) the impact of the timing and level of sales and the geographic location of such sales, (g) the impact of maintaining inventory, (h) future cash contributions to pension plans or retiree health benefit plans, (i) the liquidity of our investments, (j) our ability and cost to access the capital markets, (k) our ability to borrow and the amount available under our credit facilities, (l) our ability to retire outstanding debt, (m) our ability and cost to obtain performance related bonds, (n) adequacy of resources to fund expected working capital and capital expenditure measurements, (o) our plans with respect to the level of outstanding debt, (p) expected payments pursuant to commitments under long-term agreements, (q) the ability to meet minimum purchase obligations, (r) our ability to sell accounts receivable and the terms and amounts of such sales, (s) the outcome and effect of ongoing and future legal proceedings, (t) the impact of recent accounting pronouncements on our financial statements, and (u) the expected effective tax rate and deductibility of certain items.
Some of the risk factors that affect our business and financial results are discussed in Part I, "Item 1A: Risk Factors" in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and in our other SEC filings available for free on the SEC's website at www.sec.gov and on Motorola Solutions' website at www.motorolasolutions.com. We wish to caution the reader that the risk factors discussed in each of these documents and those described in our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the forward-looking statements.

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